Exhibit 99.1

PRESS RELEASEOLD LINE BANCSHARES, INC.

FOR IMMEDIATE RELEASECONTACT: ELISE HUBBARD

July 16, 2015CHIEF FINANCIAL OFFICER

(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS $2.6 MILLION IN NET INCOME AVAILABLE TO COMMON STOCKHOLDERS, A 47% INCREASE, FOR THE QUARTER ENDED JUNE 30, 2015

BOWIE, MD – Old Line Bancshares, Inc. (NASDAQ: OLBK), the parent company of Old Line Bank, reported net income available to common stockholders increased $832 thousand, or 47.00% to $2.6 million for the three months ended June 30, 2015, compared to net income of $1.8 million for the three months ended June 30, 2014.  Earnings were $0.25 per basic and $0.24 per diluted common share for the three months ended June 30, 2015, compared to $0.16 per basic and diluted common share for the same period in 2014.  The increase in net income is primarily the result of a $560 thousand increase in net interest income and a $1.5 million decrease in the provision for loan losses, partially offset by a decrease of $323 thousand in non-interest income and a $342 thousand increase in non-interest expenses.  Net income was $5.4 million for the six months ended June 30, 2015, compared with $3.6 million for the same six month period last year, an increase of $1.8 million, or 48.54%.  Earnings were $0.50 per basic and $0.49 per diluted common share for the six months ended June 30, 2015 compared to $0.33 per basic and diluted common share for the same period last year.  The increase in net income is primarily the result of increases of $1.7 million in net interest income and $57 thousand in non-interest income and decreases of $1.2 million in the provision for loan losses and $3 thousand in non-interest expenses.

Total assets at June 30, 2015 increased by $84.5 million compared to December 31, 2014.  Total net loans held-for-investment increased $44.9 million, or 4.66%, during the three month period ended June 30, 2015 and $82.0 million, or 8.86%, during the six month period ended June 30, 2015.  Non-performing assets decreased to 0.38% of total assets at June 30, 2015 compared to 0.65% at December 31, 2014.

    James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. stated: “We are pleased to report strong earnings for the second quarter and six months ending June 30, 2015.  We had strong loan growth of 4.66% for the quarter and 8.86% for the six months ending June 30, 2015.  Our deposits grew 3.13% and 6.75% for the three and six month periods ending June 30, 2015 to $1.1 billion at June 30, 2015 from $1.0 billion at December 31, 2014.  Our goal is to continue to build our loan and deposit portfolios while maintaining asset quality and improving operating efficiency.”

HIGHLIGHTS:

•

Net loans held-for-investment increased $44.9 million, or 4.66%, and $82.0 million, or 8.86%, for the three and six months ended June 30, 2015, to $1.0 billion at June 30, 2015 compared to $926.6 million at December 31, 2014, as a result of organic growth within our surrounding market area.  Average gross loans increased $48.0 million, or 5.03%, to $1.0 billion for the three month period ending June 30, 2015 compared to $954.9 million during the three months ended March 31, 2015.  Average gross loans for the six month period increased $97.7 million, or 10.79%, to $1.0 billion compared to $905.2 million at December 31, 2014.

•	Total assets increased $84.5 million, or 6.89%, since December 31, 2014.
•	Non-performing assets decreased 65.36% to 0.38% of total assets at June 30, 2015 compared to 0.65% at December 31, 2014 and 1.20% at June 30, 2014.
•

The net interest margin during the three months ended June 30, 2015 was 4.01% compared to 4.28% for the same period in 2014.  Total yield on interest earning assets decreased to 4.42% for the three months ending June 30, 2015, compared to 4.67% for the same three month period last year.  Interest expense as a percentage of total interest-bearing liabilities was 0.54% for the three months ended June 30, 2015 compared to 0.50% for the same three month period of 2014.

•

The net interest margin for the six months ended June 30, 2015 was 4.16% compared to 4.28% for the same six month period in 2014.  Total yield on interest earning assets decreased to 4.55% for the six months ending June 30, 2015, compared to 4.68% for the same six month period last year.  Interest expense as a percentage of total interest-bearing liabilities increased to 0.52% for the six months ended June 30, 2015 compared to 0.50% for the same six month period of 2014.

•

The second quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.80% and 7.58%, respectively, compared to ROAA and ROAE of 0.60% and 5.46%, respectively, for the second quarter of 2014.

•	The ROAA and ROAE were 0.85% and 7.82%, respectively, for the six months ended June 30, 2015 compared to ROAA and ROAE of 0.62% and 5.70%, respectively, for the six months ending June 30, 2014.
•	Total deposits grew by $68.7 million, or 6.76%, since December 31, 2014.
•	We ended the second quarter of 2015 with a book value of $12.83 per common share and a tangible book value of $11.71 per common share compared to $12.51 and $11.38, respectively, at December 31, 2014.
•	We maintained liquidity and by all regulatory measures remained “well capitalized.”

On February 25, 2015, Old Line Bancshares, Inc.’s board of directors approved the repurchase of up to 500,000 shares of our outstanding common stock.  As of June 30, 2015, 266,923 shares have been repurchased at an average price of $15.74 per share. Any repurchased shares remain authorized but unissued shares.

Total assets at June 30, 2015 increased $84.5 million from December 31, 2014 primarily due to an increase of $82.0 million in loans held-for-investment and $16.5 million in cash and cash equivalents, offsetting a decrease of $10.5 million in our investment portfolio.

Nonperforming assets, which include non-accrual loans, foreclosed real estate and troubled debt restructured loans, decreased 27 basis points from 0.65% of total assets at December 31, 2014 to 0.38% of total assets at June 30, 2015.

Deposit growth for the six months ended June 30, 2015 consisted of increases in interest bearing deposits of $53.6 million and non-interest bearing deposits of $15.0 million.

The increase in net income for the three months ending June 30, 2015 compared to the three months ending June 30, 2014, as noted above, was primarily the result of a $560 thousand, or 5.27%, increase in net interest income and $1.5 million, or 94.45%, decrease in the provision for loan losses, partially offset by a $323 thousand decrease in non-interest income and an increase of $342 thousand in non-interest expenses.  The increase in net income for the six months ending June 30, 2015 compared to the six months ending June 30, 2014, as noted above, was primarily the result of a $1.7 million, or 7.93%, increase in net interest income, a $1.2 million decrease in the provision for loan losses, a $57 thousand, or 1.76%, increase in non-interest income and a decrease of $3 thousand in non-interest expenses.

Average interest bearing liabilities for the three month period ending June 30, 2015 increased $72.9 million compared to the same period of 2014.  Average interest bearing liabilities for the six month period ending June 30, 2015 increased $57.8 million compared to the same period of 2014.  The average rate paid on such liabilities increased to 0.54% and 0.52%, respectively, for the three and six months ending June 30, 2015 compared to 0.50% for the comparable 2014 periods.

 Net interest margin for the three months ended June 30, 2015 decreased to 4.01% from 4.28% during the three months ending June 30, 2014.  The net interest margin for the six months ended June 30, 2015 decreased to 4.16% from 4.28% during the six months ending June 30, 2014.  The net effect of fair value accretion/amortization on acquired loans also affects the net interest margin and net interest income.  The fair value accretion/amortization is recorded on pay downs during the period recognized.  Payoffs decreased during the three months ending June 30, 2015 contributing a two basis point increase, as compared to a 19 basis points increase for the three months ending June 30, 2014.  The fair value accretion recorded on acquired deposits affects interest expense.  The amount of the accretion on such deposits during the three months ended June 30, 2015 decreased by five basis points as compared to the same three month period last year.

Net interest income increased for the three and six month periods ending June 30, 2015 compared to the same periods in 2014 primarily due to increases in the interest recognized on loans offsetting the increases in interest expense.  Loan interest increased for three and six month periods ending June 30, 2015 due to organic growth in our loan portfolio.  Interest expense increased due to an increase in our borrowings, partially offset by a decrease in the rate on such borrowings.   Our average interest bearing deposits decreased for the three month period ending June 30, 2015, offsetting an increase on the rate paid on these deposits.   The average balance and average rate increased on our interest bearing deposits for the six month period ending June 30, 2015.

The provision for loan losses decreased for the three and six month periods ending June 30, 2015 compared to the same periods last year due.  The decreases are the result of a provision for $1.4 million that was recognized during the second quarter last year for one commercial loan that was sold at foreclosure during the third quarter of last year, in addition to continued improvements in asset quality, as noted above.

Non-interest income decreased for the three month period ending June 30, 2015 compared to the same period of 2014 primarily as a result of decreases of $279 thousand in other fees and commissions, $126 thousand on gain on sale of investment securities and $52 thousand in service charges on deposit accounts, offsetting the increase of $149 thousand in earnings on marketable loans.  Other fees and commissions decreased primarily due to recoveries of $125 thousand on loans that were previously charged-off prior to the merger with WSB Holdings, Inc. that were recognized in 2014.  Other fees and commissions also included letter of credit fees of approximately $80 thousand received during the 2014 quarter.  The decrease on the gain on the sale of investment securities is the result of re-positioning the investment portfolio during the second quarter of 2014.  Service charges on deposit accounts decreased as a result of lower overdraft and ATM fees compared to the same three month period last year.  The residential mortgage division increased the gain on sale of loans due to the gains recorded on the sale of $30.6 million in residential mortgage loans sold in the secondary market compared to $12.9 million for the same three month period last year.  Non-interest income increased for the six month period ending June 30, 2015 compared to the same six months last year.  The increase is primarily the result of a $656 thousand increase in earnings on marketable loans, offsetting decreases of $261 thousand in other fees and commissions and $88 thousand in service charges on deposit accounts.

Non-interest expenses increased $342 thousand for the three month period ending June 30, 2015 compared to the same period of 2014 primarily as a result of increases in salaries and benefits and losses on the sale of other real estate owned, partially offset by a decrease in occupancy and equipment and other real estate owned expenses.  Salaries and benefits increased approximately $158 thousand due to additional information technology and risk management personnel added to enhance our operations due to the increasingly complex compliance and regulatory environment.  Occupancy and equipment expenses decreased as a result of the previously-announced branch closings during 2014.  Losses on the sale of one other real estate owned property during the three months ended June 30, 2015 resulted in a net loss of $9 thousand compared to a net gain of $79 thousand on the sale of three properties for the comparable period last year.  Other non-interest expenses include outsourced services which will be transitioned and administered by our information technology and risk management personnel which will be more cost effective and allow for enhanced internal monitoring.

Non-interest expenses decreased $3 thousand for the six month period ending June 30, 2015 compared to the same six month period last year.  Salaries and benefits decreased due to severance payments in the 2014 period that were associated with merger related staffing reductions.  Occupancy and equipment expenses decreased for the six month period as a result of the closure of four of our branches at December 31, 2014.  Losses on the sale of four other real estate owned properties during the six months ended June 30, 2015 resulted in a net loss of $144 thousand compared to a net gain of $282 thousand on the sale of six properties for the comparable six month period last year.  Data processing costs increased due to enhancements in our data processing environment.  FDIC insurance increased as a result of an increase in our assets and our deposit base.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington,

D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statement in this press release that “Our goal is to continue to build our loan and deposit portfolios while maintaining asset quality and improving operating efficiency,” constitutes a “forward-looking statement” as defined by Federal securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slowdown in the recovery in our target markets or nationally, sustained high levels of or increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010.  Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Balance Sheets

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014 (1)	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$40,494,305	$37,061,793	$23,572,613	$42,266,194	$29,887,334
Interest bearing accounts	1,034,085	1,080,570	1,230,864	30,396	30,389
Federal funds sold	331,178	624,888	601,259	533,612	304,246
Total cash and cash equivalents	41,859,568	38,767,251	25,404,736	42,830,202	30,221,969
Investment securities available for sale	151,179,573	158,380,719	161,680,198	163,535,833	155,706,684
Loans held for sale	6,361,652	8,692,297	4,548,106	5,735,282	4,074,911
Loans held for investment, less allowance for loan losses of $4,435,913 and $4,281,835 for June 30, 2015 and December 31, 2014	1,008,618,046	963,706,538	926,573,488	883,905,233	889,524,786
Equity securities at cost	3,565,596	3,353,096	5,811,697	4,304,197	4,304,196
Premises and equipment	33,786,623	33,874,131	34,300,375	34,366,258	34,604,271
Accrued interest receivable	3,341,570	3,172,615	3,218,428	3,002,457	2,978,470
Deferred income taxes	13,108,799	12,506,347	16,106,498	19,843,857	19,850,224
Current income taxes receivable	1,198,299	1,312,872	—	—	—
Bank owned life insurance	31,856,947	31,643,001	31,429,747	31,214,396	31,000,380
Other real estate owned	1,215,690	1,600,015	2,451,920	2,699,846	4,627,465
Goodwill	7,793,665	7,793,665	7,793,665	7,793,665	7,793,665
Core deposit intangible	4,016,913	4,210,679	4,420,796	4,633,766	4,846,737
Other assets	4,127,881	6,087,688	3,779,350	4,128,206	3,732,934
Total assets	$1,312,030,822	$1,275,100,914	$1,227,519,004	$1,207,993,198	$1,193,266,692
Deposits
Non-interest bearing	$275,953,182	$269,733,047	$260,913,521	$247,291,192	$237,614,952
Interest bearing	808,460,674	781,718,574	754,825,885	772,344,384	771,801,936
Total deposits	1,084,413,856	1,051,451,621	1,015,739,406	1,019,635,576	1,009,416,888
Short term borrowings	76,722,442	71,236,281	61,002,889	35,558,734	35,769,108
Long term borrowings	5,931,298	5,958,485	5,987,283	6,017,844	6,043,715
Accrued interest payable	322,926	284,444	266,023	241,740	229,939
Accrued pension	5,222,669	5,162,732	5,095,141	5,069,745	5,003,784
Income taxes payable	—	—	485,435	3,406,234	2,376,461
Other liabilities	3,457,441	3,420,900	3,416,190	4,557,087	2,252,083
Total liabilities	1,176,070,632	1,137,514,463	1,091,992,367	1,074,486,960	1,061,091,978

Stockholders' equity
Common stock	105,745	107,551	108,110	107,864	107,854
Additional paid-in capital	101,500,434	104,313,092	105,235,646	104,900,904	104,820,171
Retained earnings	34,353,501	32,281,404	30,067,798	28,826,765	27,621,537
Accumulated other comprehensive income (loss)	(253,879)	630,791	(147,250)	(589,650)	(639,502)
Total Old Line Bancshares, Inc. stockholders' equity	135,705,801	137,332,838	135,264,304	133,245,883	131,910,060
Non-controlling interest	254,389	253,613	262,333	260,355	264,654
Total stockholders' equity	135,960,190	137,586,451	135,526,637	133,506,238	132,174,714
Total liabilities and stockholders' equity	$1,312,030,822	$1,275,100,914	$1,227,519,004	$1,207,993,198	$1,193,266,692
Shares of basic common stock outstanding	10,574,439	10,755,017	10,810,930	10,786,370	10,785,370

(1)	Financial information at December 31, 2014 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Consolidated Statements of Income

	Three Months	Three Months	Three Months	Three Months	Three Months	Six Month	Six Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 20,
	2015	2015	2014	2014	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$11,516,860	$11,621,493	$10,556,729	$10,232,684	$10,599,999	$23,138,353	$20,933,971
Investment securities and other	835,594	886,084	939,602	885,324	1,017,039	1,721,678	2,054,937
Total interest income	12,352,454	12,507,577	11,496,331	11,118,008	11,617,038	24,860,031	22,988,908
Interest expense
Deposits	1,021,560	910,957	799,716	850,964	856,639	1,932,517	1,750,942
Borrowed funds	159,707	134,716	119,214	111,693	148,918	294,423	267,194
Total interest expense	1,181,267	1,045,673	918,930	962,657	1,005,557	2,226,940	2,018,136
Net interest income	11,171,187	11,461,904	10,577,401	10,155,351	10,611,481	22,633,091	20,970,772
Provision for loan losses	85,658	561,731	458,114	555,134	1,544,280	647,389	1,814,049
Net interest income after provision for loan losses	11,085,529	10,900,173	10,119,287	9,600,217	9,067,201	21,985,702	19,156,723
Non-interest income
Service charges on deposit accounts	441,382	415,202	475,120	483,865	493,482	856,584	945,078
Gain on sales or calls of investment securities	3,924	60,694	—	—	129,911	64,618	129,911
Gain on sale of stock	—	—	—	—	-	—	96,993
Earnings on bank owned life insurance	249,421	248,384	249,967	248,259	246,371	497,805	489,978
Gains (losses) on disposal of assets	—	19,975	(48,051)	—	17,919	19,975	17,919
Gain on sale of loans	484,635	563,881	290,269	129,498	335,444	1,048,516	392,338
Other fees and commissions	325,028	485,299	395,058	400,713	603,787	810,327	1,071,685
Total non-interest income	1,504,390	1,793,435	1,362,363	1,262,335	1,826,914	3,297,825	3,240,895
Non-interest expense
Salaries & employee benefits	4,331,572	4,178,896	4,274,962	4,559,711	4,010,187	8,510,468	8,906,286
Occupancy & Equipment	1,338,660	1,399,877	1,878,052	1,367,808	1,436,564	2,738,537	3,022,735
Data processing	367,190	352,060	352,956	368,717	312,042	719,250	619,202
Merger and integration	—	—	—	—	—	—	29,167
Core deposit amortization	193,766	210,117	212,970	212,970	212,214	403,883	440,764
(Gains)losses on sales of other real estate owned	9,169	134,754	(155,148)	(260,533)	(79,127)	143,923	(282,195)
OREO expense	75,552	120,201	199,094	159,238	112,659	195,753	195,725
Other operating	2,477,041	2,257,235	2,257,866	2,078,155	2,446,147	4,734,276	4,517,401
Total non-interest expense	8,792,950	8,653,140	9,020,752	8,486,066	8,491,906	17,446,090	17,449,085
Income before income taxes	3,796,969	4,040,468	2,461,793	2,376,486	2,443,429	7,837,437	4,948,533
Income tax expense	1,195,273	1,295,035	679,154	636,239	687,973	2,490,308	1,378,711
Net income	2,601,696	2,745,433	1,782,639	1,740,247	1,755,456	5,347,129	3,569,822
Less: Net income (loss) attributable to the noncontrolling interest	776	(8,720)	1,978	(4,299)	(13,880)	(7,944)	(35,269)
Net income available to common stockholders	$2,600,920	$2,754,153	$1,780,661	$1,744,546	$1,769,336	$5,355,073	$3,605,091
Earnings per basic share	$0.25	$0.25	$0.17	$0.16	$0.16	$0.50	$0.33
Earnings per diluted share	$0.24	$0.25	$0.16	$0.16	$0.16	$0.49	$0.33
Dividend per common share	$0.05	$0.05	$0.05	$0.05	$0.04	$0.10	$0.08
Average number of basic shares	10,617,225	10,807,366	10,792,544	10,785,881	10,785,370	10,711,771	17,782,770
Average number of dilutive shares	10,759,628	10,899,030	10,941,002	10,921,555	10,948,368	10,847,352	10,944,981

(1)	Financial information at December 31, 2014 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries

Average Balances, Interest and Yields

	6/30/2015		3/31/2015		12/31/2014		9/30/2014		6/30/2014
	Average		Average		Average		Average		Average
Three Month Averages:	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Assets:
Int. Bearing Deposits	$914,076	0.08%	$593,602	0.12%	$2,902,672	0.20%	$3,896,273	0.17%	$4,024,265	0.17%
Investment Securities(2)	161,858,721	2.56%	164,560,281	2.70%	168,069,134	2.40%	159,259,044	2.94%	170,389,632	3.00%
Loans	1,002,896,056	4.70%	954,873,037	5.02%	905,241,954	4.78%	897,381,372	4.57%	865,944,038	4.99%
Allowance for Loan Losses	(4,576,511)		(4,498,086)		(2,570,097)		(6,422,492)		(5,290,130)
Total Loans
Net of allowance	998,319,545	4.72%	950,374,951	5.04%	902,671,857	4.79%	890,958,880	4.60%	860,653,908	5.02%
Total interest-earning assets	1,161,092,342	4.42%	1,115,528,834	4.70%	1,073,643,663	4.42%	1,054,114,197	4.33%	1,035,067,805	4.67%
Noninterest bearing cash	37,463,216		34,422,919		38,925,730		42,071,667		39,297,001
Other Assets	99,548,767		102,782,917		107,033,944		109,199,887		109,464,228
Total Assets	$1,298,104,325		$1,252,734,670		$1,219,603,337		$1,205,385,751		$1,183,829,034
Liabilities and Stockholders' Equity
Interest-bearing Deposits	$765,327,795	0.54%	$772,838,785	0.48%	$767,241,928	0.41%	$776,032,831	0.44%	$768,879,677	0.45%
Borrowed Funds	117,595,112	0.54%	72,721,100	0.75%	50,442,530	0.94%	39,031,131	1.14%	41,102,469	1.45%
Total interest-bearing liabilities	882,922,907	0.54%	845,559,885	0.50%	817,684,458	0.45%	815,063,962	0.47%	809,982,146	0.50%
Noninterest bearing deposits	269,427,296		262,926,103		255,002,560		247,346,466		234,063,213
	1,152,350,203		1,108,485,988		1,072,687,018		1,062,410,428		1,044,045,359
Other Liabilities	7,866,395		9,009,800		11,057,397		10,072,582		9,603,037
Noncontrolling Interest	252,293		258,240		261,545		262,435		270,521
Stockholder's Equity	137,635,434		134,980,642		135,597,377		132,640,306		129,910,117
Total Liabilities and
Stockholder's Equity	$1,298,104,325		$1,252,734,670		$1,219,603,337		$1,205,385,751		$1,183,829,034
Net interest spread		3.88%		4.20%		3.97%		3.86%		4.17%
Net interest income and
Net interest margin(1)	$11,602,656	4.01%	$11,891,497	4.32%	$11,034,119	4.08%	$10,545,444	3.97%	$11,047,069	4.28%

(1)

Interest revenue is presented on a fully taxable equivalent (FTE) basis.  The FTE basis adjusts for the tax favored status of these types of assets.  Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.  See “Reconciliation of Non-GAAP Measures.”

(2)	Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending June  30, 2015 and 2014.    Fair value accretion for the current quarter and prior four quarter are as follows:

	6/30/2015		3/31/2015		12/31/2014		9/30/2014		6/30/2014
	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on	Fair Value	% Impact on
	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest	Accretion	Net Interest
	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Commercial loans (1)	$(3,114)	—%	$8,690	—%	$(969)	—%	$(16,219)	(0.01)%	$(3,509)	—%
Mortgage loans (1)	35,386	0.01	589,266	0.21	24,779	0.01	(278,619)	(0.10)	344,403	0.13
Consumer loans	4,298	—	11,390	—	6,686	—	4,209	—	6,338	—
Interest bearing deposits	37,677	0.01	37,263	0.01	110,503	0.04	131,837	0.05	162,452	0.06
Total Fair Value Accretion (Amortization)	$74,247	0.02%	$646,609	0.22%	$140,999	0.05%	$(158,792)	(0.06)%	$509,684	0.19%

(1)	Negative accretion on commercial and mortgage loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this report:

	6/30/2015		3/31/2015		12/31/2014		9/30/2014		6/30/2014
	Net Interest		Net Interest		Net Interest		Net Interest		Net Interest
	Income	Yield	Income	Yield	Income	Yield	Income	Yield	Income	Yield
GAAP net interest income	$11,171,187	3.86%	$11,461,904	4.17%	$10,577,401	3.91%	$10,155,351	3.82%	$10,611,481	4.11%
Tax equivalent adjustment
Federal funds sold	1	—	1	—	1	—	-	-		-
Investment securities	195,785	0.07	200,498	0.07	343,280	0.13	294,770	0.11	258,980	0.10
Loans	235,683	0.08	229,094	0.08	113,437	0.04	95,323	0.04	176,608	0.07
Total tax equivalent adjustment	431,469	0.15	429,593	0.15	456,718	0.17	390,093	0.15	435,588	0.17
Tax equivalent interest yield	$11,602,656	4.01%	$11,891,497	4.32%	$11,034,119	4.08%	$10,545,444	3.97%	$11,047,069	4.28%

Old Line Bancshares, Inc. & Subsidiaries

Selected Loan Information

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Acquired Loans(1)
Period End Loan Balance	$164,300	$171,527	$173,659	$186,896	$203,211
Deferred Costs	—	—	10	9	11
Accruing	161,495	165,956	167,704	183,094	199,859
Non-accrual(2)	2,547	2,518	1,958	1,291	593
Accruing 30-89 days past due	2,102	3,053	3,687	1,569	1,478
Accruing 90 or more days past due	—	—	310	942	1,271
Other real estate owned	741	1,125	1,977	2,225	3,826
Net charge offs (recoveries)	320	(16)	52	316	106
Legacy Loans(3)
Period End Loan Balance	$847,499	$795,532	$749,968	$699,833	$691,619
Deferred Costs	1,255	1,283	1,283	1,048	1,039
Accruing	845,391	793,576	746,376	692,854	681,592
Non-accrual	853	1,106	3,249	3,263	7,176
Accruing 30-89 days past due	1,199	851	343	3,411	2,177
Accruing 90 or more days past due	-	-	-	305	674
Other real estate owned	475	475	475	475	802
Net charge offs (recoveries)	(34)	224	(4)	2,691	(4)
Allowance for loan losses as % of held for investment loans	0.44%	0.48%	0.46%	0.44%	0.71%
Allowance for loan losses as % of legacy held for investment loans	0.52%	0.59%	0.57%	0.55%	0.80%
Allowance for loan losses as % of acquired held for investment loans	2.70%	2.60%	2.38%	2.07%	3.11%
Total non-performing loans as a % of held for investment loans	0.49%	0.37%	0.56%	0.96%	1.08%
Total non-performing assets as a % of total assets	0.38%	0.44%	0.65%	0.70%	1.20%

(1)	Acquired loans represent all loans acquired on April 1, 2011 from MB&T and on May 10, 2013 from WSB. We originally recorded these loans at fair value upon acquisition.
(2)

These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.  At acquisition, we recorded these loans at fair value.  Until the December 31, 2013 quarter, we recognized interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.  In the fourth quarter of 2013, we are no longer recording interest on these loans that were not purchased as credit impaired.

(3)	Legacy loans represent total loans excluding loans acquired on April 1, 2011 and May 10, 2013.